UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2026

YORK SPACE SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-43088	39-4190941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 S Willow Drive Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 537-2655

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	YSS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2026, the Board of Directors (the “Board”) of York Space Systems Inc. (the “Company”) appointed Janine A. Davidson as a member of the Board, effective immediately. Dr. Davidson will serve as a Class II director until the Company’s Annual Meeting of Stockholders to be held in 2028, and until such time as her successor is duly elected and qualified, or until her earlier death, resignation or removal. Concurrently with her appointment as director, Dr. Davidson was appointed as a member of the Audit Committee of the Board (the “Audit Committee”). In connection with the appointment of Dr. Davidson, the Board increased the size of the Board to eight directors.

Dr. Davidson, age 59, has served as president of the Metropolitan State University of Denver since July of 2017. From March 2016 through January 2017, she served as the 32nd undersecretary of the United States Navy. Dr. Davidson’s prior professional experience includes: Senior Fellow, Defense Policy at the Council on Foreign Relations from January 2014 through March 2016, adjunct Professor at Georgetown University from January 2015 through May 2015, Assistant Professor at George Mason University from August 2012 to January 2014, and various civilian policy positions in the Department of Defense from April 2009 through March 2012. Dr. Davidson began her career as an Air Force Officer, global cargo pilot and aviation and aerobatics flight instructor with the U.S. Air Force Academy. Currently, Dr. Davidson serves on the board of directors of UMB Financial Corporation (Nasdaq: UMBF), a financial investment management company that provides services for individuals and institutions. Dr. Davidson also serves on the Kansas City Federal Reserve’s Advisory Counsel and is a fellow in the National Academy of Public Administration and a life member of the Council on Foreign Relations. Dr. Davidson earned a Bachelor of Science in Architectural Engineering at the University of Colorado, Boulder, and a Master of Arts and Ph.D. in international studies from the University of South Carolina.

Dr. Davidson will receive compensation for her service as a director pursuant to the Company’s director compensation program, consisting of an annual cash retainer of $70,000, an annual cash retainer of $20,000 for her service on the Audit Committee and an annual grant of RSUs pursuant to the Company’s 2026 Omnibus Incentive Plan with an approximate grant date value of $180,000 with one-year cliff vesting, which compensation will be prorated to account for her appointment date. Dr. Davidson will also enter into the Company’s standard indemnification agreement. For purposes of the Director Nomination Agreement, dated as of January 28, 2026, Dr. Davidson is a nominee of AE Industrial Partners, LP.

The Company and Metropolitan State University of Denver are parties to a lease pursuant to which the Company paid approximately $216,930 since January 1, 2025 to rent an office space on the campus of Metropolitan State University of Denver. Other than this transaction, there are no current or proposed transactions in which Dr. Davidson has or will have a direct or indirect material interest and in which the Company is or will be a participant that requires disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YORK SPACE SYSTEMS INC.
Date: April 14, 2026

	By:	/s/ Monica J. Palko
	Name:	Monica J. Palko
	Title:	Chief Legal and Administrative Officer